Exhibit 5.1

DUKE ENERGY BUSINESS SERVICES LLC

526 South Church Street

Charlotte, North Carolina 28202

August 20, 2020

Duke Energy Progress, LLC

550 S. Tryon Street

Charlotte, North Carolina 28202

Re: Duke Energy Progress, LLC $600,000,000 aggregate principal amount of First Mortgage Bonds, 2.50% Series due 2050 and $700,000,000 aggregate principal amount of Series A Floating Rate Notes due 2022

Ladies and Gentlemen:

I am Deputy General Counsel of Duke Energy Business Services LLC, the service company affiliate of Duke Energy Progress, LLC, a North Carolina limited liability company (the “Company”), and in such capacity I have acted as counsel to the Company in connection with the public offering of (i) $600,000,000 aggregate principal amount of the Company’s First Mortgage Bonds, 2.50% Series due 2050 (the “Bonds”), to be issued pursuant to a Mortgage and Deed of Trust, dated as of May 1, 1940 (the “Original Mortgage”), with The Bank of New York Mellon (formerly Irving Trust Company) (the “Corporate Trustee”) and Christie Leppert (successor to Frederick G. Herbst), as trustees (together with the Corporate Trustee, the “Mortgage Trustees”), as heretofore supplemented and amended and as further supplemented by the Ninetieth Supplemental Indenture, dated as of August 1, 2020 (the “Ninetieth Supplemental Indenture”), among the Company and the Mortgage Trustees, relating to the Bonds (collectively, the “Mortgage”) and (ii) $700,000,000 aggregate principal amount of the Company’s Series A Floating Rate Notes due 2022 (the “Notes”), to be issued pursuant to an Indenture (For Debt Securities), dated as of October 28, 1999 (the “Original Indenture”), between the Company and The Bank of New York Mellon, as successor Trustee (the “Indenture Trustee”) and Calculation Agent, as supplemented by the First Supplemental Indenture, dated as of August 1, 2020 (the “First Supplemental Indenture”) (as so supplemented, the “Indenture”). On August 17, 2020, the Company entered into (i) an Underwriting Agreement dated August 17, 2020 (the “Bonds Underwriting Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Bonds Underwriters”), relating to the sale by the Company to the Bonds Underwriters of the Bonds and (ii) an Underwriting Agreement dated August 17, 2020 (the “Notes Underwriting Agreement”) with Citigroup Global Markets Inc., Academy Securities, Inc., C.L. King & Associates, Inc., Great Pacific Securities, Loop Capital Markets LLC, Mischler Financial Group, Inc., Samuel A. Ramirez & Company, Inc. and Siebert Williams Shank & Co., LLC, as representatives of the several underwriters named therein (the “Notes Underwriters”), relating to the sale by the Company to the Notes Underwriters of the Notes.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

I am a member of the bar of the State of North Carolina and my opinions set forth herein are limited to the laws of the State of New York, the North Carolina limited liability company law and the federal laws of the United States that, in my experience, are normally applicable to transactions of the type contemplated above and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined law on the opinions herein stated.  This opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. The Mortgage and the form of Bonds do not include provisions specifying the governing law. For purposes of my opinions set forth herein, I have assumed that the Mortgage and the Bonds are governed exclusively by the internal substantive laws and judicial interpretations of the State of North Carolina.

Duke Energy Progress, LLC

In connection with this opinion letter, I or attorneys under my supervision (with whom I have consulted) have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the registration statement on Form S-3 (File No. 333-233896-02) of the Company filed on September 23, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 under the Securities Act and the information deemed to be a part of such registration statement as of the date hereof pursuant to Rule 430B of the rules and regulations under the Securities Act (the “Securities Act Regulations”) and the information incorporated or deemed to be incorporated by reference in such registration statement pursuant to Item 12 of Form S-3 under the Securities Act (such registration statement, effective upon filing with the Commission on September 23, 2019 pursuant to Rule 462(e) of the Securities Act Regulations, being hereinafter referred to as the “Registration Statement”);

(b)	the prospectus, dated September 23, 2019, including the information incorporated or deemed to be incorporated by reference therein, which forms a part of and is included in the Registration Statement in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act Regulations;

(c)	the preliminary prospectus supplement, dated August 17, 2020, including the information incorporated or deemed to be incorporated by reference therein, relating to the offering of the Bonds in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act Regulations;

(d)	the preliminary prospectus supplement, dated August 17, 2020, including the information incorporated or deemed to be incorporated by reference therein, relating to the offering of the Notes in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act Regulations;

(e)	the prospectus supplement, dated August 17, 2020, including the information incorporated or deemed to be incorporated by reference therein (the “Bonds Prospectus Supplement”), relating to the offering of the Bonds in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act Regulations;

(f)	the prospectus supplement, dated August 17, 2020, including the information incorporated or deemed to be incorporated by reference therein (the “Notes Prospectus Supplement”), relating to the offering of the Notes in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act Regulations;

(g)	the Issuer Free Writing Prospectus relating to the offering of the Bonds filed with the Commission on August 17, 2020 pursuant to Rule 433(d) of the Securities Act Regulations and Section 5(e) of the Underwriting Agreement;

(h)	the Issuer Free Writing Prospectus relating to the offering of the Notes filed with the Commission on August 17, 2020 pursuant to Rule 433(d) of the Securities Act Regulations and Section 5(e) of the Underwriting Agreement;

(i)	an executed copy of the Bonds Underwriting Agreement;

(j)	an executed copy of the Notes Underwriting Agreement;

Duke Energy Progress, LLC

(k)	an executed copy of the Mortgage, including the Ninetieth Supplemental Indenture;

(l)	an executed copy of the Indenture, including the First Supplemental Indenture;

(m)	a specimen of the Bonds;

(n)	a specimen of the Notes;

(o)	the Articles of Organization Including Articles of Conversion dated July 31, 2015;

(p)	the Limited Liability Company Operating Agreement of the Company, dated as of August 1, 2015;

(q)	resolutions of the Board of Directors of the Company (the “Board of Directors”), adopted at meetings of the Board of Directors on April 25, 1940 and May 17, 1940, relating to, among other things, the authorization of the execution of the Original Mortgage;

(r)	resolutions of the Board of Directors, adopted on December 13, 2000, June 20, 2011, March 7, 2013, August 7, 2015, September 16, 2019 and August 17, 2020, relating to, among other things, the preparation and filing with the Commission of the Registration Statement and the establishment and delegation of authority to a Securities Pricing Committee of the Board of Directors of the Company;

(s)	the written consent of the Securities Pricing Committee of the Board of Directors, effective August 17, 2020, acting pursuant to specific delegation made and authorization given by the Board of Directors pursuant to the resolutions described in clause (r) above, relating to the offering of the Bonds; and

(t)	the written consent of the Assistant Treasurer of the Company, effective August 17, 2020, acting pursuant to specific delegation made and authorization given by the Board of Directors on September 16, 2019, relating to the offering of the Notes.

I or attorneys under my supervision (with whom I have consulted) have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements and certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of such copies. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had the power or will have the power, limited liability company or other, to enter into and perform all obligations thereunder and I have also assumed the due authorization by all requisite action, limited liability company or other, and the execution and delivery by such parties of such documents and, except to the extent expressly set forth below, the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, I or attorneys under my supervision (with whom I have consulted) have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

Duke Energy Progress, LLC

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(i)	the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting mortgagees’ (in the case of the Bonds) and other creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(ii)	I do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on any agreements or instruments or any transactions contemplated thereby.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

(i)	the Bonds have been duly authorized and executed by the Company, and that when duly authenticated by the Corporate Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Bonds Underwriting Agreement and the Mortgage, the Bonds will constitute valid and binding obligations of the Company entitled to the benefits of the Mortgage and enforceable against the Company in accordance with their terms; and

(ii)	the Notes have been duly authorized and executed by the Company, and that when duly authenticated by the Indenture Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Notes Underwriting Agreement and the Indenture, the Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

I hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement through incorporation by reference of a current report on Form 8-K. I also hereby consent to the use of my name under the heading “Legal Matters” in each of the Bonds Prospectus Supplement and the Notes Prospectus Supplement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Robert T. Lucas III
Robert T. Lucas III, Esq.